UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to Rule 240.14a-12

AMERICAN TECHNICAL CERAMICS CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN TECHNICAL CERAMICS CORP.
One Norden Lane
Huntington Station, New York 11746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 14, 2006

To the Stockholders of
AMERICAN TECHNICAL CERAMICS CORP.:

The Annual Meeting of Stockholders of American Technical Ceramics Corp., a Delaware corporation (the ‘‘Company’’), will be held at 2201 Corporate Square Boulevard, Jacksonville, Florida 32216, on Tuesday, November 14, 2006, at 1:00 p.m., Eastern Standard Time, for the following purposes:

1.	To elect six directors;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 29, 2006, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders of the Company as of the record date will be open to examination by any stockholder for any purpose germane to the meeting during ordinary business hours on or after October 26, 2006 at the Company’s principal executive offices, One Norden Lane, Huntington Station, New York, and will be available at the place of the meeting for inspection during the meeting by any stockholder in attendance. The transfer books of the Company will not be closed.

Your attention is directed to the accompanying Proxy Statement. Stockholders unable to attend the meeting in person are urged to date, sign and mail promptly the enclosed proxy card in the postpaid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may revoke your proxy and vote in person if you wish to do so.

By Order of the Board of Directors
Kathleen M. Kelly Secretary

Huntington Station, New York
October 18, 2006

AMERICAN TECHNICAL CERAMICS CORP.
PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Technical Ceramics Corp., a Delaware corporation (the ‘‘Company’’), to be voted at the Annual Meeting of Stockholders and any adjournment or postponement thereof (the ‘‘Annual Meeting’’). The Annual Meeting will be held at 1:00 p.m., Eastern Standard Time, on Tuesday, November 14, 2006, at the Company’s facility at 2201 Corporate Square Boulevard, Jacksonville, Florida 32216. The principal executive offices of the Company are located at One Norden Lane, Huntington Station, New York 11746. It is expected that this Proxy Statement and the accompanying proxy card will first be mailed or delivered to stockholders entitled to notice of, and to vote at, the Annual Meeting on or about October 18, 2006.

VOTING SECURITIES AND VOTING RIGHTS

Only holders of record of the Company’s Common Stock, par value $0.01 per share (the ‘‘Common Stock’’), at the close of business on September 29, 2006, will be entitled to notice of, and to vote at, the Annual Meeting. As of September 29, 2006, there were 8,709,973 shares of Common Stock issued and outstanding. A majority of the outstanding shares of Common Stock present in person or by proxy shall constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote on all matters, which vote may be given in person or by proxy duly authorized in writing. There are no cumulative voting rights.

All proxies received pursuant to this solicitation will be voted, and, where a choice is specified as to the proposals described in the foregoing Notice of Annual Meeting of Stockholders, they will be voted in accordance with that specification. If no specific instructions are given with respect to the matters to be acted upon, the shares of Common Stock represented by a signed proxy will be voted FOR all of the Board’s nominees for director, FOR the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2007, and in accordance with the proxy holders’ best judgment as to any other matters as may properly come before the Annual Meeting. Stockholders who have executed proxies may revoke them at any time before they are voted by submitting a later dated proxy or by written notice delivered to the Secretary of the Company. Personal attendance at the Annual Meeting without submitting a later dated proxy or a written notice of revocation to the Secretary shall not serve to revoke any proxy.

The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is necessary for the election of directors and the ratification of KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2007. Accordingly, an abstention is treated as a share present or represented and entitled to vote and is the equivalent of a vote against the election of any nominee for election to the Board of Directors of the Company or the proposal to ratify the appointment of KPMG LLP. If a stockholder holds his, her or its shares of Common Stock through a broker, bank or representative, generally the broker or representative may only vote the Common Stock that it holds in accordance with the stockholder’s instructions. However, if it has not timely received such instructions, the broker, bank or representative may vote on certain matters for which it has discretionary voting authority. If the broker, bank or representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a ‘‘broker non-vote’’ on that matter. For purposes of voting, broker non-votes will not be considered present at the Annual Meeting and, therefore, will not be considered in determining the presence of a quorum. Broker non-votes will have no effect on the outcome of the vote for the election of directors or the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

As of September 29, 2006, Victor Insetta, the President, Chief Executive Officer and a director of the Company, owned 4,405,280 shares of Common Stock, representing approximately 50.6% of the issued and outstanding shares of Common Stock. His shareholdings are sufficient to assure election of the nominees for election as directors as set forth herein, to ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2007 and to take action on any other matters that may properly come before the Annual Meeting.

The Company will bear the entire cost of the solicitation of proxies by the Board of Directors, which, the Company estimates, will be approximately $15,000. Proxies will be solicited by mail, and may be solicited personally by telephone or facsimile or electronic transmission, by directors, officers and regular employees of the Company, without additional remuneration.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 29, 2006, certain information with respect to the ownership of the Company’s Common Stock by (i) all persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company, (iii) each of the executive officers of the Company listed in the table under the caption ‘‘Executive Compensation — Summary Compensation Table,’’ and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Victor Insetta C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	4,405,280(2)	50.6%
Joseph Colandrea 911 South Ocean Boulevard Boca Raton, Florida	210,400(3)	2.4%
Richard Monsorno C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	152,160(4)	1.7%
Judah Wolf C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	124,000(5)	1.4%
David Ott C/O American Technical Ceramics Corp. One Norden Lane Huntington Station, New York	43,200(6)	*
Chester E. Spence 269 Windsor Place Brooklyn, New York	24,000(7)	*
Stuart P. Litt C/O Northport Systems, Inc. 215 Scudder Avenue Northport, New York	17,600(8)	*
Thomas J. Volpe C/O Babcock & Brown LP 1 Dag Hammarskjold Plaza 885 Second Avenue, New York, New York	17,000(9)	*
Dov S. Bacharach C/O GEI Industries, Inc. 560 Sylvan Avenue Englewood Cliffs, New Jersey	15,500(10)	*
O. Julian Garrard III C/O Garrard & Garrard, C.P.A. 6828 St. Augustine Road Jacksonville, Florida	14,500(11)	*
William Johnson C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	11,000(12)	*
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY	509,600	5.9%
All executive officers and directors as a group (13 persons)	4,997,914(13)	57.4%

*	Less than one percent.

(1)	All shares are beneficially owned, and the sole voting and investment power over such shares is held, by the persons named, except to the extent described in the following footnotes.

(2)	Includes 544,162 shares held in grantor retained annuity trusts. Does not include (i) 210,400 shares owned by Mr. Colandrea which are subject to a Restated Shareholders’ Agreement, dated April 15, 1985, among the Company and Messrs. Insetta and Colandrea (the ‘‘Restated Shareholders’ Agreement’’), (ii) 4,500 shares owned by Mr. Insetta's wife, as to which Mr. Insetta disclaims beneficial ownership, and (iii) shares subject to Voting and Transfer Agreements entered into in connection with options granted under a stock option plan which has expired. Pursuant to the Restated Shareholders’ Agreement, Messrs. Insetta and Colandrea have agreed that, so long as they own shares of Common Stock, they will vote their shares for the election of either three designees of Mr. Insetta (if Mr. Insetta elects not to be a director) or of Mr. Insetta and two of his designees, and for the election of Mr. Colandrea (if Mr. Colandrea elects to be a director) to the Board of Directors of the Company. Mr. Colandrea has waived his right to be designated as a director indefinitely until written notice is served to the contrary at least 90 days prior to the next scheduled annual meeting of stockholders. No such notice has been given relative to the Company’s Annual Meeting to be held November 14, 2006. The Restated Shareholders’ Agreement will terminate upon the death of Mr. Insetta or at such time as Mr. Insetta does not own at least 10% of the outstanding shares of Common Stock. The Restated Shareholders’ Agreement also provides for certain rights of first refusal and registration rights. The Voting and Transfer Agreements referred to above contain provisions requiring the holders of shares purchased upon the exercise of options granted under said plan to vote such shares for the election as directors of the Company of certain persons (currently Victor Insetta). The Company has not regularly enforced these provisions.

(3)	Does not include 4,405,280 shares owned by Mr. Insetta and certain grantor retained annuity trusts of which Mr. Insetta is the grantor which are subject to the Restated Shareholders’ Agreement. See Note (2) above. By virtue of such agreement, Mr. Colandrea may be deemed to beneficially own the shares owned by Mr. Insetta.

(4)	Includes 1,800 shares held in trust by Mr. Monsorno for the benefit of his children and 40,000 shares which Mr. Monsorno may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(5)	Includes 22,000 shares which Mr. Wolf may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(6)	Includes 37,200 shares which Mr. Ott may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(7)	Includes 11,500 shares owned jointly by Mr. Spence and his wife and 12,500 shares which Mr. Spence may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(8)	Includes 12,500 shares which Mr. Litt may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(9)	Includes 2,500 shares owned by Mr. Volpe’s wife and 12,500 shares which Mr. Volpe may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(10)	Includes 12,500 shares which Mr. Bacharach may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(11)	Includes 12,500 shares which Mr. Garrard may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(12)	Includes 10,000 shares which Mr. Johnson may acquire pursuant to options which are presently exercisable or which vest within 60 days.

(13)	Includes (i) 264,700 shares which may be acquired pursuant to options which are presently exercisable or which vest within 60 days, (ii) 544,162 shares held in grantor retained annuity trusts established by an officer/director (see note (2) above), (iii) 1,800 shares held in trust by an officer for the benefit of his children (see Note (4) above), (iv) 11,500 shares owned by a director jointly with his wife (see Note (9) above), (v) 2,500 shares owned by the wife of a director (see Note (10) above), (vi) 2,000 shares owned by an officer jointly with his wife, and (vii) 4,174 shares owned by an officer jointly with her husband. See also Note (2) above with respect to certain shares which are not included.

PROPOSAL 1

ELECTION OF DIRECTORS

Six directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified.

Set forth in the table below is certain information, as of September 29, 2006, with respect to the nominees of the Board of Directors of the Company for election as directors and is based on the records of the Company and information provided to it by the nominees. All of the nominees are presently directors of the Company. Absent instructions to the contrary, it is the intention of the persons named in the enclosed proxy to vote for the election as directors of the persons named in the table below. If any such nominee should become unavailable for any reason, which the Board of Directors has no reason to anticipate, the persons named in the enclosed proxy reserve the right to substitute another person of their choice in his place.

The Board of Directors of the Company recommends a vote FOR the election as a director of the Company of each of the nominees set forth below.

Name	Age	Business Experience During the Past Five Years	Year First Elected or Appointed as a Director
Victor Insetta	66	President and Chief Executive Officer of the Company and Director.	1966
O. Julian Garrard III(1)(2)	61	Partner of Garrard & Garrard, C.P.A., a certified public accounting firm specializing in taxation.	1988
Chester E. Spence(1)(2)	67	Retired since July 1999. Consultant to the Company from May 1998 to June 1999. Prior thereto, Vice President-Marketing and Sales of the Company from August 1993 to April 1998.	1985
Stuart P. Litt	65	Managing Director of OEM Capital, an investment banking firm specializing in the electronics industry, since December 2000. Consultant and President of Northport Systems Inc., a strategic consulting firm specializing in technology companies, since February 2001. Senior Vice President — Operations of the Company from September 1996 through December 2000.	1993
Thomas J. Volpe(1)(2)	70	Senior Advisor to Babcock & Brown, a financial services firm, since March 2001. Prior thereto, served in various capacities for The Interpublic Group of Companies, Inc., an organization of advertising agencies and communications services companies, from March 1986 through March 2001. Serves on the Board of Directors of Rochdale Investment Management, a mutual fund management company, and Citigroup Alternative Investments Trust.	1999
Dov S. Bacharach(1)(2)	43	Founder and Managing Director of GEI Industries, Inc., an international consulting firm, since January 1998. Vice President of International Operations at Wyle Electronics, an electronics distributor, from 1996 until December 1997. Prior thereto, President and Chief Operating Officer of the Ginsbury Group, an electronic components engineering and distribution company, from 1988 to December 1995 when it was sold to Wyle Electronics.	2000

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

There are no family relationships between or among any directors or executive officers of the Company. See footnotes (2) and (3) to the table under the caption ‘‘Security Ownership of Certain Beneficial Owners and Management’’ for information concerning agreements among certain stockholders as to the election of directors. See also ‘‘Certain Relationships and Related Transactions’’ for information concerning the lease of certain real property owned by entities in which Mr. Insetta has an interest.

Board Meetings; Committees of the Board of Directors

Meeting Attendance.    During the fiscal year ended June 30, 2006, the Board of Directors held six meetings. All of the meetings were attended by all of the directors, with the exception of Mr. Spence who was unable to attend four meetings due to illness.

The Company encourages its directors to attend each annual meeting of stockholders. Five of the Company’s six directors attended the Company’s annual meeting of stockholders held on November 15, 2005.

Audit Committee.    The Board of Directors has a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). The Audit Committee, which held nine formal meetings and communicated informally several times during the fiscal year ended June 30, 2006, currently consists of Messrs. Garrard, Spence, Volpe and Bacharach. All of the members of the Audit Committee are independent as defined in Section 121(A) of the American Stock Exchange's listing standards. The authority of the Audit Committee is set forth in more detail in its Charter, which was adopted by the Board of Directors in August 2005. The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to stockholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. In addition, the Audit Committee provides an open avenue of communication between the independent registered public accountants, financial management and the Board of Directors. Messrs. Garrard and Bacharach attended all of the meetings held by the Audit Committee during the fiscal year ended June 30, 2006. Mr. Spence was unable to attend three meetings due to illness. Mr. Volpe was unable to attend one meeting held during the fiscal year. Please see the Report of the Audit Committee set forth elsewhere in this Proxy Statement.

The Board of Directors has determined that Messrs. Garrard and Volpe are ‘‘audit committee financial experts’’ as defined in Item 401(h) of Regulation S-K under the Exchange Act and are also ‘‘independent’’ as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Compensation Committee.    The Compensation Committee, which currently consists of Messrs. Garrard, Spence, Volpe and Bacharach, is authorized, subject to the Certificate of Incorporation and By-Laws of the Company and the Delaware General Corporation Law, to exercise all power and authority of the Board of Directors with respect to the compensation of employees of the Company. The authority of the Compensation Committee is set forth in more detail in a written Charter adopted by the Company's Board of Directors. The Compensation Committee held two formal meetings during the fiscal year ended June 30, 2006. All of the meetings were attended by all of the directors, with exception of Mr. Spence, who was unable to attend one meeting due to illness.

Nominating Committee.    Because more than 50% of the voting power of the Company is owned by Victor Insetta, the Company qualifies as, and has elected to be treated as, a ‘‘controlled company’’ under the rules of the American Stock Exchange. A controlled company is exempt from several of the American Stock Exchange listing requirements, including, among others, the requirements that (i) the Board of Directors be comprised of a majority of independent directors, (ii) the compensation of executive officers be determined, or recommended to the Board of Directors for determination, by a compensation committee comprised entirely of independent directors or by a majority of the independent directors on the Board of Directors, and (iii) nominees for membership on the Board of Directors be selected, or recommended for selection to the Board of Directors, by a nominating committee comprised entirely of independent directors or by a majority of the independent directors on the Board of Directors. Notwithstanding this exemption, a majority of the members of the Company’s Board of Directors satisfy the American Stock Exchange’s standards for independence. Moreover, the Board has established a Compensation Committee which is comprised entirely of independent directors.

The Board does not have a separate Nominating Committee. The Board is currently comprised of a majority of independent directors. Two of the members of the Board qualify as financial experts, two are industry experts and two (including one of the industry experts) are former employees of the Company and, accordingly, are familiar with its operations. The Board believes that, in light of the size of the Company and the qualifications and complementary strengths of the members of the Board, the current size of the Board is appropriate. If the Board determines that it is in the Company’s best interest to expand the Board, the entire Board would oversee the identification and consideration of candidates for membership.

Communications with the Board of Directors

The Board of Directors recommends that stockholders initiate any communications with the Board in writing and send them in care of the Secretary of the Company. Stockholders can send communications by e-mail to kkelly@atceramics.com, by fax to (631) 622-4610 or by mail to Kathleen M. Kelly, Secretary, American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York 11746. This centralized process will assist the Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in her discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Compensation of Directors

Each non-employee director of the Company receives an annual retainer of $15,000 plus a fee of $1,000, travel expenses and a fee of $500 for their out of state travel time for each meeting, excluding certain teleconference meetings, of the Board of Directors and, if a member of a Committee, each Committee meeting not held on the same day that a meeting of the Board of Directors or another Committee of the Board is held, that he attends. In addition, if a teleconference meeting extends beyond one hour, then the fee for that meeting will be $500. The Chair of the Audit Committee receives an additional $2,500 annual retainer. Provided he is serving as a director of the Company on June 30th of the applicable year, each non-employee director is granted options under the Company's stock option plans to purchase 5,000 shares of Common Stock at an exercise price equal to the closing sale price of the Company's Common Stock on the American Stock Exchange on such June 30th. The term of each option is ten years from the date of grant. The options vest in four equal installments over the first four years of their term.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own beneficially more than ten percent of the Company’s Common Stock to file with the Securities and Exchange Commission (the ‘‘SEC’’) initial reports of beneficial ownership and reports of changes in their beneficial ownership of Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock are required to furnish the Company with copies of all such reports. Based solely on a review of copies of such reports furnished to the Company, the Company believes that, during the fiscal year ended June 30, 2006, there were no deviations from the Section 16(a) filing requirements applicable to its officers, directors and persons owning beneficially more than ten percent of the Common Stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid over each of the last three fiscal years to the President and Chief Executive Officer of the Company and to the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (collectively, the ‘‘Named Executive Officers’’):

Name and Principal Position	Fiscal Year Ended June 30	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)		Securities Underlying Options (Number of Shares)	All Other Compensation ($)
Victor Insetta	2006	406,058	214,886	—			17,745	(2)
President, Chief Executive Officer	2005	344,231	150,698	—			17,519	(2)
and Director	2004	350,000	57,159	—			18,273	(2)
Richard Monsorno	2006	226,917	56,185	13,732	(3)		8,476	(4)
Senior Vice President, Technology	2005	213,960	39,402	12,196	(3)		8,717	(4)
	2004	204,193	14,935	7,274	(3)		8,287	(4)
David Ott	2006	216,261	41,929	15,455	(5)		19,832	(6)
Senior Vice President,	2005	206,000	29,405	13,726	(5)		19,761	(6)
New York Operations	2004	179,235	11,146	8,295	(5)		16,728	(6)
Judah Wolf	2006	166,548	107,379	13,732	(7)		18,153	(8)
Senior Vice President,	2005	151,184	57,402	12,196	(7)		17,143	(8)
Thin Film Products	2004	140,193	56,774	7,274	(7)		15,903	(8)
William Johnson	2006	181,058	58,211	—		40,000	50,763	(10)
Vice President, Sales(9)	2005	3,365	—	—			—
	2004

(1)	Includes amounts paid in the applicable fiscal year in respect of such fiscal year and amounts earned for such fiscal year and paid in a subsequent fiscal year.

(2)	Consists of contributions by the Company to the Company’s 401(k) Savings Plan on behalf of Mr. Insetta of $7,125, $6,221 and $6,297 in fiscal years 2006, 2005 and 2004, respectively, and $10,620, $11,298 and $11,976 in fiscal years 2006, 2005 and 2004, respectively, for the use of a Company automobile.

(3)	Represents the fair market value of three stock bonus awards, each consisting of 1,000 shares of Common Stock, granted on June 30, 2006, June 30, 2005 and June 28, 2004, respectively (based upon the closing sale prices of the Company’s Common Stock on the American Stock Exchange on June 30, 2006, June 30, 2005 and June 30, 2004 of $13.20, $10.10, and $8.97 per share, respectively), and payments made on behalf of Mr. Monsorno in respect of income taxes on such awards. As of June 30, 2006, the value of the 3,000 shares of Common Stock issued to Mr. Monsorno pursuant to these stock bonus awards was $39,600 (based upon the closing sale price of the Company’s Common Stock on the American Stock Exchange on June 30, 2006 of $13.20 per share).

(4)	Consists of contributions by the Company to the Company’s 401(k) Savings Plan on behalf of Mr. Monsorno of $5,058, $5,492 and $4,869 in fiscal years 2006, 2005 and 2004, respectively, and $3,418, $3,225 and $3,418 in fiscal years 2006, 2005 and 2004, respectively, for the use of a Company automobile.

(5)	Represents the fair market value of three stock bonus awards, each consisting of 1,000 shares of Common Stock, granted on June 30, 2006, June 30, 2005 and June 28, 2004, respectively (based upon the closing sale prices of the Company’s Common Stock on the American Stock Exchange on June 30, 2006, June 30, 2005 and June 30, 2004 of $13.20, $10.10, and $8.97 per share, respectively), and payments made on behalf of Mr. Ott in respect of income taxes on such awards. As of June 30, 2006, the value of the 3,000 shares of Common Stock issued to Mr. Ott pursuant to these stock bonus awards was $39,600 (based upon the closing sale price of the Company’s Common Stock on the American Stock Exchange on June 30, 2006 of $13.20 per share).

(6)	Consists of contributions by the Company to the Company’s 401(k) Savings Plan on behalf of Mr. Ott of $6,837, $7,011 and $5,377 in fiscal years 2006, 2005 and 2004, respectively, and $12,995, $12,750 and $11,351 in fiscal years 2006, 2005 and 2004, respectively, for the use of a Company automobile.

(7)	Represents the fair market value of three stock bonus awards, each consisting of 1,000 shares of Common Stock, granted on June 30, 2006, June 30, 2005 and June 28, 2004, respectively (based upon the closing sale prices of the Company’s Common Stock on the American Stock Exchange on June 30, 2006, June 30, 2005 and June 30, 2004 of $13.20, $10.10, and $8.97 per share, respectively), and payments made on behalf of Mr. Wolf in respect of income taxes on such awards. As of June 30, 2006, the value of the 3,000 shares of Common Stock issued to Mr. Wolf pursuant to these stock bonus awards was $39,600 (based upon the closing sale price of the Company’s Common Stock on the American Stock Exchange on June 30, 2006 of $13.20 per share).

(8)	Consists of contributions by the Company to the Company’s 401(k) Savings Plan on behalf of Mr. Wolf of $7,196, $6,393 and $5,330 in fiscal years 2006, 2005 and 2004, respectively, and $10,957, $10,750 and $10,573 in fiscal years 2006, 2005 and 2004, respectively, for the use of a Company automobile.

(9)	Mr. Johnson was appointed Vice President — Sales of the Company in June 2005. The information contained in the table represents the compensation paid to Mr. Johnson during the full fiscal year in all capacities. Mr. Johnson was not an executive officer of the Company in fiscal year 2004.

(10)	Consists of relocation expenses of $39,600 paid by the Company on behalf of Mr. Johnson, and $11,163 in respect of the use of a Company automobile.

Option Grants In Last Fiscal Year

The following table sets forth certain information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 2006. Options were granted pursuant to the American Technical Ceramics Corp. 2000 Incentive Stock Plan (the ‘‘2000 Plan’’).

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	5%	10%
Victor Insetta	—		—	—	—	—	—
Richard Monsorno	—		—	—	—	—	—
David Ott	—		—	—	—	—	—
Judah Wolf	—		—	—	—	—	—
William Johnson	40,000	(1)	100%	$13.22	7/31/2015	332,550	842,775

(1)	The options granted to Mr. Johnson vest equally over four years starting with the first anniversary of the date of grant and expire on the tenth anniversary of the date of grant.

Aggregate Option Exercises During The Fiscal Year Ended June 30, 2005
And Fiscal Year-End Option Values

The following table sets forth certain information (i) with respect to the exercise of options by the Named Executive Officers during the fiscal year ended June 30, 2006, (ii) the number of shares of Common Stock underlying exercisable and unexercisable stock options held by the Named Executive Officers as of June 30, 2006, and (iii) the aggregate values of exercisable and unexercisable ‘‘in-the-money’’ options held by the Named Executive Officers as of June 30, 2006, which values represent the positive spread, if any, between the exercise price of any such option and the closing sale price of the Common Stock on the American Stock Exchange on June 30, 2006.

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Victor Insetta	—	—	—	—	—	—
Richard Monsorno	5,000	$71,600	40,000	—	—	—
David Ott	6,000	$83,753	37,200	—	$346,245	—
Judah Wolf	—	—	22,000	—	$153,400	—
William Johnson	—	—	10,000	30,000	—	—

(1)	Based upon the closing sale price of the Common Stock on the American Stock Exchange on June 30, 2006 of $13.20 per share.

Employment Agreements

Victor Insetta

The Company is party to an employment agreement with Victor Insetta, the Company’s President and Chief Executive Officer. Pursuant to its terms, the agreement is automatically renewed for successive one-year periods beginning on March 1st of each year unless either party gives written notice of his or its election to terminate the agreement at least 120 days prior to such date.

Pursuant to the agreement, Mr. Insetta was paid base compensation for the fiscal year ended June 30, 2006 of $406,058. The agreement provides for further increases in Mr. Insetta’s base salary by the Board of Directors from time to time in its sole discretion. (Mr. Insetta’s base salary was increased by the Compensation Committee of the Board of Directors, effective June 1, 2006, from $390,000 per annum to $425,000 per annum.) The agreement also provides that, as additional annual compensation, Mr. Insetta is entitled to an amount equal to 2.5% of the Company’s net income (before such incentive compensation and before income taxes). The Company, at its option, may pay the additional annual compensation in stock, cash or a combination thereof, subject to certain limitations. For each of the fiscal years ended June 30, 2004, 2005 and 2006, the Company elected to pay all of Mr. Insetta's additional compensation in cash. See ‘‘Executive Compensation — Summary Compensation Table.’’

The agreement further provides, among other things, that if there is a change of control of the Company or if Mr. Insetta’s employment is terminated prior to the scheduled expiration date other than for cause (as defined in the agreement), death, disability or voluntary termination apart from a change of control, the Company is required to pay to Mr. Insetta, in a lump sum, an amount equal to the greater of (i) all of the compensation due to Mr. Insetta under the agreement through the end of the then existing term of the agreement, or (ii) three times Mr. Insetta’s average annual compensation under the agreement during the five most recent fiscal years prior to the fiscal year in which the termination took place as calculated in accordance with the Section 280G of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’). In addition, if Mr. Insetta voluntarily terminates his employment with the Company, for a period equal to the lesser of the remaining term of the agreement or one year, Mr. Insetta has agreed that he will not, directly or indirectly, solicit those persons or entities who are customers of the Company on the effective date of his termination of employment for the purpose of purchasing multi-layer capacitors; provided, however, that the foregoing restriction shall not apply if Mr. Insetta terminates his employment because of a change of control of the Company. In addition, Mr. Insetta has agreed that, for a period of one year following the termination of his employment (other than termination by the Company without cause), he will not divulge to any person any information which is actually held in confidence by the Company, subject, however, to certain conditions, including the Company having performed, and continuing to perform, its obligations under the agreement.

The Company presently maintains a term life insurance policy in the aggregate amount of $4,000,000 on the life of Mr. Insetta. The Company is named as the beneficiary of this policy.

Richard Monsorno

In October 2003, the Company entered into a three-year employment agreement with Richard Monsorno, the Company’s Senior Vice President — Technology. The agreement provides for base compensation of $208,428, subject to increase in the discretion of the Board Directors. In addition, Mr. Monsorno is entitled to participate in the Company’s Officers’ Bonus Plan. See ‘‘Executive Compensation — Bonus Programs.’’ In September 2006, the Company and Mr. Monsorno entered into a letter agreement extending the term of Mr. Monsorno’s employment agreement until September 30, 2007.

The agreement may be terminated by the Company at any time. If the agreement is terminated by the Company for reasons other than cause, or if Mr. Monsorno terminates his employment (provided he continues to abide by certain obligations contained in the agreement), Mr. Monsorno would be entitled to receive his base salary for 15 months from the date of termination, the Company would continue to provide medical coverage for Mr. Monsorno and his family for a period of 18 months and Mr. Monsorno would be entitled to exercise all vested stock options for a period of one year following termination.

Judah Wolf

In March 2002, the Company entered into a new employment agreement with Judah Wolf, the Company's Senior Vice President — Thin Film Products, effective January 1, 2002. The agreement expired December 31, 2005. The Company and Mr. Wolf have entered into a letter agreement pursuant to which they have mutually agreed to continue Mr. Wolf’s employment on the terms set forth in the agreement until a new long-term agreement is negotiated.

The agreement provides for annual base compensation which increases by 8% in each successive year of the agreement. Mr. Wolf’s current base salary is $157,464 per annum. In addition, Mr. Wolf receives a quarterly incentive bonus equal to 3% of the Thin Film Profit Contribution (as defined in the agreement). Mr. Wolf is also entitled to participate in the Company's Officers’ Bonus Plan. Any amount to which he would be entitled under such plan shall be reduced by an amount equal to one half of one percent of the Thin Film Profit Contribution. See ‘‘Executive Compensation — Bonus Programs.’’

The agreement may be terminated by the Company at any time. If the agreement is terminated for reasons other than disability or cause, provided he continues to abide by certain obligations contained in the agreement, Mr. Wolf is entitled to receive his base salary for the remainder of term of the agreement and to exercise all vested stock options for a period of one year following termination.

David Ott

In January 2004, the Company entered into a three-year employment agreement with David Ott, the Company's Senior Vice President — New York Operations. The agreement provides for base compensation of $165,500, subject to increase in the discretion of the Board of Directors. In April 2004, the annual compensation was increased to $200,000 in connection with a promotion. In addition, Mr. Ott is entitled to participate in the Company's Officers’ Bonus Plan. See ‘‘Executive Compensation — Bonus Programs.’’

The agreement may be terminated by the Company at any time. If the agreement is terminated for reasons other than disability or cause, provided he continues to abide by certain obligations contained in the agreement, Mr. Ott is entitled to receive his base salary for a period of one year from the date of termination.

William Johnson

In June 2005, the Company entered into an employment arrangement with William Johnson, the Company’s Vice President-Sales. The arrangement provides for annual base compensation of $175,000 plus incentive compensation equal to (i) .25% of the amount by which sales of the Company’s passive components in each fiscal quarter exceed sales of such components in the comparable fiscal quarter in the immediately preceding year, and (ii) .25% of the Company’s (overall) pre-tax profits in each fiscal quarter (the latter portion being pursuant to the Company’s Officers’ Bonus Plan). The incentive compensation is paid on a quarterly basis; however, in the event of a decline in sales of passive components in a quarter compared to the comparable quarter in the immediately preceding fiscal year, or a net loss in any quarter within a particular fiscal year, as the case may be, the amount of such decline or net loss, as applicable, will be applied to reduce the amount of the incentive compensation, if any, to which Mr. Johnson may be entitled in respect of subsequent quarters in that fiscal year.

In connection with his employment by the Company, Mr. Johnson was granted an option to purchase 40,000 shares of the Company’s common stock at an exercise price equal to $13.22 per share, the prevailing market price on the date of grant. The option will vest at the rate of 25% per year from the date of grant.

Mr. Johnson was paid $30,000 in respect of his relocation to Jacksonville, Florida. In addition, the Company reimbursed Mr. Johnson for the cost of lodging for the first six months of employment at $1,600 per month.

Severance Agreements

In November 2003, the Company entered into three separate severance agreements with three executive officers. If the officer is terminated by the Company during the term of the agreement other than for cause (as defined in the agreement), (i) the officer will be entitled to receive his or her base salary for a period of months equal to the number of years the employee has been an executive officer plus three months up to a maximum of 15 months, (ii) the Company shall continue to provide family medical coverage for the severance period, and (iii) all exercisable options may be exercised during the lesser of the severance period and the expiration of the options.

Consulting Agreement

Stuart Litt

In October 2000, upon his retirement as Senior Vice President — Operations of the Company, the Company entered into a consulting agreement with Stuart P. Litt. This agreement was subsequently assigned to Northport Systems, Inc., a consulting firm of which Mr. Litt is the sole stockholder and principal (‘‘Northport’’). Mr. Litt remains on the Board of Directors of the Company. The agreement has been extended several times and is currently scheduled to expire on December 31, 2006.

Under the agreement, Mr. Litt provides advisory and consulting services to the Company for a maximum of fifteen full days in each calendar quarter. The Company pays Northport the sum of $2,000 for each full day Mr. Litt provides services to the Company. The Company is also required to reimburse Northport for reasonable and necessary expenses incurred by Mr. Litt in providing his consulting services. In the fiscal year ended June 30, 2006, the Company paid Northport $60,146 under this agreement.

Bonus Programs

The Company has a bonus program for eligible executive officers pursuant to which each such officer is eligible to receive quarterly cash bonuses equal to a percentage of the Company's net income (before such bonuses and before income tax) as determined by the Board. In the fiscal year ended June 30, 2006, the percentages ranged from one half of one percent to three quarters of one percent. In the event of a net loss in any quarter, the amount of such net loss is applied to reduce the bonus payable in future quarters in that fiscal year. In the fiscal year ended June 30, 2006, the Company paid bonuses aggregating $223,900 under this program, including bonus awards of $56,185 and $41,929 to Messrs. Monsorno and Ott, respectively. See ‘‘Executive Compensation — Summary Compensation Table.’’

Mr. Wolf participates in a modified version of this bonus program as stated in his employment agreement. In the fiscal year ended June 30, 2006, the Company paid Mr. Wolf bonuses aggregating $107,379. See ‘‘Employment Agreements — Judah Wolf’’ and ‘‘Executive Compensation — Summary Compensation Table.’’

Mr. Johnson participated in a modified version of this bonus program as stated in his employment arrangement. In addition, Mr. Johnson receives a bonus based upon the sales growth of the Company’s component products. In the fiscal year ended June 30, 2006, the Company paid Mr. Johnson bonuses aggregating $58,211. See ‘‘Employment Agreements — William Johnson’’ and ‘‘Executive Compensation — Summary Compensation Table.’’

Compensation Committee Interlocks and Insider Participation

The Board of Directors has a Compensation Committee, the members of which are Dov Bacharach, O. Julian Garrard III, Chester E. Spence and Thomas J. Volpe. None of the members of the Compensation Committee is an officer of the Company. No officer who serves as a director of the Company participated in matters involving the evaluation of his own performance or the setting of his own compensation. See ‘‘Executive Compensation — Report on Executive Compensation.’’ No officer who serves as a director of the Company served on the board of directors of any other company.

Report on Executive Compensation

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), or the Exchange Act that might incorporate this Proxy Statement by reference into future filings with the SEC, in whole or in part, the following report shall not be incorporated by reference into any such filing.

The Company seeks to establish compensation plans and policies which are designed to (i) attract and retain highly qualified employees at all levels, (ii) provide rewards that are closely linked to the Company’s performance, and (iii) align the interests of the Company’s employees with those of its stockholders through stock ownership. The Company monitors the compensation paid to various levels of employees on both a geographic and industry basis. Moreover, the Company has established bonus compensation programs for virtually all levels of employees pursuant to which they are rewarded based upon the overall profitability of the Company. Finally, the Company has over the past several years awarded stock bonuses and stock options to several executive officers and supervisory employees in order to reward them for their efforts on behalf of the Company and to provide them with a direct stake in the Company’s future. In April 1997, the Board adopted the 1997 Stock Option Plan in order to expand the universe of individuals who are important to the Company’s success who may be eligible for stock-based compensation. Having granted options for all of the shares authorized for issuance under such plan, in April 2000, the Board adopted the 2000 Incentive Stock Plan in order to enable the Company to continue to utilize stock awards and options as a means of attracting and retaining employees important to the Company’s success.

The base salary of Victor Insetta, the Company’s President and Chief Executive Officer, for fiscal year 2006 was based principally upon his rights under his employment agreement. The agreement, which was entered into in 1985 and has been amended several times, provided for a minimum base salary at the rate of $390,000 from July 1, 2005 until May 30, 2006, when Mr. Insetta’s minimum base salary was increased to $425,000 per annum. The Compensation Committee believed that this increase was warranted based upon its review of the total compensation paid to the chief executive officers of similarly-sized companies with shares trading on the American Stock Exchange and certain of the companies in the Company’s peer group, and in light of Mr. Insetta’s important contributions to the Company over the past several years (including managing the Company well in a challenging business environment and furthering the Company’s progress toward its long-term objectives).

Mr. Insetta’s employment agreement also entitles him to annual incentive compensation of two and a half percent of the Company’s net income (before such incentive compensation and before income taxes). The Compensation Committee believes that it is appropriate for the compensation of the Chief Executive Officer of the Company to be based, in substantial part, on the Company’s overall performance. Mr. Insetta’s employment agreement allows the Company to pay Mr. Insetta’s annual incentive compensation in cash, Common Stock or a combination thereof. The determination of the manner of payment is made each year by the Board of Directors, in its sole discretion, subject to certain limitations.

For the fiscal years ended 2004, 2005 and 2006, 100% of Mr. Insetta’s annual incentive compensation was paid in cash. The Board believed this was appropriate in light of the Company's cash position and the current level of Mr. Insetta's stock ownership in the Company.

COMPENSATION COMMITTEE Dov Bacharach O. Julian Garrard III Chester E. Spence Thomas J. Volpe
September 6, 2006

Report of the Audit Committee

Notwithstanding anything to the contrary in any of the Company's previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement by reference into future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written Charter, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the accounting, auditing, financial reporting and internal control functions of the Company and its subsidiaries.

Management of the Company is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion as to the conformity of the consolidated financial statements with U.S. generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended June 30, 2006 with management and with KPMG LLP, the Company's independent registered public accounting firm. The Audit Committee has also received from KPMG LLP a report pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and has discussed the matters referred to in such report with KPMG LLP. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has further discussed with KPMG LLP its independence.

The Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's consolidated financial statements for the fiscal year ended June 30, 2006 has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Company's accountants are in fact ‘‘independent’’.

Based upon the review and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006 for filing with the SEC.

AUDIT COMMITTEE Dov S. Bacharach O. Julian Garrard III Chester E. Spence Thomas J. Volpe
September 22, 2006

PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the Common Stock from July 1, 2001 through June 30, 2006, with the cumulative total return of the American Stock Exchange and with the return on a peer group of companies selected by the Company. The peer group is made up of seven publicly-held manufacturers of capacitors, resistors and other electronic components, including the Company. Management believes that the product offerings of the companies contained in the peer group are similar to the Company’s product offerings. Total cumulative return values were calculated based on the assumption of $100 invested on July 1, 2001, assuming reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five-Year Cumulative Total Return
Among American Technical Ceramics Corp.,
the Amex Market Value Index and a Peer Group

	Fiscal Year Ended June 30 Cumulative Total Return
	2001	2002	2003	2004	2005	2006
American Technical Ceramics Corp.	100	50.97	54.54	91.44	102.96	134.56
Amex Market Value	100	97.30	105.60	136.18	168.27	210.13
Peer Group	100	72.78	50.37	79.04	62.53	83.64

Peer Group includes the Company and Anaren Microwave, Inc., AVX Corp., EPCOS, AG, Merrimac Industries, Inc., Spectrum Control Inc., and Vishay Intertechnology, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Leases

The Company presently leases certain real property from entities controlled by its President, Chief Executive Officer and principal stockholder, Victor Insetta. In the case of each such lease, the Company has periodically obtained appraisal letters indicating that the fixed rentals in effect did not exceed fair market rentals in the area. The Company does not intend to lease any additional real property from Mr. Insetta or entities controlled by him other than renewals of existing leases and improvements and new construction that may be made to existing leased properties.

Florida Facility

The Company, through its wholly-owned subsidiary, American Technical Ceramics (Florida), Inc. (‘‘ATC-Florida’’), leases an administrative office, manufacturing and research and development complex located in Jacksonville, Florida (the ‘‘Jacksonville Facility’’) from V.P.I. Properties Associates, a partnership controlled by Mr. Insetta (‘‘VPI’’), under a capital lease. At June 30, 2006, the Jacksonville Facility had an aggregate cost of $5,104,000 and a net book value of $1,587,000. The lease is for a period of 30 years, was capitalized using an interest rate of 10.5% and expires on September 30, 2010. The lease currently provides for base rent of approximately $780,000 per annum (approximately $65,000 per month). The fixed rental is adjusted upward (but not downward) annually based upon the increase, if any, in the Consumer Price Index for all Urban Consumers for the last reported month available on August 1st of each year during the lease compared to such index for the same month in the previous calendar year. In no event may the monthly payments in respect of fixed rent under the lease be less than the monthly payments of principal and interest due and payable by VPI in connection with the financing for the Jacksonville Facility. ATC-Florida is also obligated to pay all expenses arising in connection with the Jacksonville Facility, including all real estate taxes, assessments, insurance, utilities and repairs. The lease also provides for increases to the base rent in connection with any new construction at the Jacksonville Facility. Under the lease, upon any new construction being placed into use, the base rental is subject to increase to the fair market rental of the Jacksonville Facility, including the new construction.

The Company, through ATC-Florida, has the right at the end of the lease term to purchase the Jacksonville Facility at its fair market value and has a right of first offer to purchase the Jacksonville Facility if VPI elects to sell it in the interim.

In the fiscal year ended June 30, 2006, the aggregate rental paid by ATC-Florida under this lease was $828,334. In addition, ATC-Florida incurred expenses of $337,866 for real estate taxes, $617,105 for utilities and $811,904 for leasehold improvements.

New York Property

The Company leases from Stepar Leasing LLC, a limited liability company owned by Mr. Insetta (‘‘Stepar Leasing’’), the land and building at 15 Stepar Place, Huntington Station, New York (the ‘‘New York Property’’). Under this lease, the Company currently pays annual base rent of $446,000, subject to annual increases based upon increases in the consumer price index. The lease expires in September 2007, subject to four five-year renewal options.

The Company is also responsible for payment of all real estate taxes and all utilities and repairs relating to the property. During the fiscal year ended June 30, 2006, the total amount of rent paid by the Company for this facility was $438,434. In addition, the Company incurred expenses of $77,914 for real estate taxes, $384,269 for utilities and $9,410 for leasehold improvements.

The Company has the option to purchase the New York Property at any time during the lease at its fair market value and a right of first offer if Stepar Leasing elects to sell it in the interim.

CODE OF CONDUCT AND ETHICS

The Company has adopted a corporate code of conduct and ethics that applies to all of its employees, including its chief executive officer and chief financial and accounting officers. The text of the corporate code of conduct and ethics is available on the Company’s website at http://www.atceramics.com. Disclosure regarding any amendments to, or waivers from, provisions of the corporate code of conduct and ethics that apply to the Company’s directors or principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the American Stock Exchange.

PROPOSAL 2
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP, the independent registered public accounting firm who has audited the Company’s financial statements for the past 15 years, has been appointed by the Audit Committee of the Board of Directors of the Company to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2007. The Audit Committee believes that the selection of an independent registered public accounting firm to audit the financial statements of the Company prepared by management is an appropriate matter for stockholder consideration. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will consider the selection of another independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2007. Representatives of KPMG LLP are expected to be present at the Annual Meeting and, if present, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth fees billed by KPMG LLP for the last two fiscal years ended June 30:

	2005	2006
Audit Fees	$279,885	$352,107
Audit Related Fees(1)	25,000	31,000
Tax Fees(2)	121,530	96,500
All Other Fees(3)	86,250	10,256
Total Fees	$512,665	$489,863

(1)	Audit related fees consists of work performed with respect to the audit of the financial statements of the Company’s retirement savings plan.

(2)	Tax fees relate to tax compliance and consultations.

(3)	All other fees relates to the Company’s compliance with the Sarbanes Oxley Act.

All of the services set forth in the categories above were approved in advance by the Audit Committee.

The Audit Committee considered whether the provision of such non-audit services by KPMG LLP to the Company is compatible with maintaining KPMG LLP’s independence, and concluded that such services were compatible.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year's audit, management will submit an aggregate of services expected to be rendered during that year for each of the following four categories of services to the Audit Committee for approval:

1.	Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits and attest services and consultation regarding financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services performed by the independent auditor's tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning and tax advice.

4.	Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approved services. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Board of Directors of the Company recommends a vote FOR the ratification of KPMG LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending June 30, 2007, which is designated as Proposal 2 on the enclosed proxy card.

ANNUAL REPORT TO STOCKHOLDERS

The Company's Annual Report to Stockholders for the fiscal year ended June 30, 2006 is being mailed to stockholders with this Proxy Statement, but does not constitute a part hereof. The Company will provide to any stockholder, without charge, upon written request to the Secretary of the Company, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

The Company expects to hold its annual meeting of stockholders for the fiscal year ending June 30, 2007 in November or December 2007. Stockholders who intend to present proposals intended to be included in the Company’s Proxy Statement and form of proxy relating to such annual meeting must submit their proposals in writing to the Secretary of the Company on or before June 20, 2007. All proposals must comply with applicable SEC rules and regulations.

For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual meeting, SEC rules permit proxies to be voted at the discretion of the management if (a) the Company receives notice of the proposal before the close of business on September 4, 2007 and advises stockholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business on September 3, 2007.

OTHER MATTERS

Management of the Company knows of no business other than that referred to in the foregoing Notice of Annual Meeting and this Proxy Statement that may come before the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment.

By order of the Board of Directors
Kathleen M. Kelly Secretary

October 18, 2006

AMERICAN TECHNICAL CERAMICS CORP.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Victor Insetta and Kathleen M. Kelly, and each of them, the attorneys and proxies of the undersigned, with power of substitution, to represent and vote on behalf of the undersigned all the shares of common stock of American Technical Ceramics Corp. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Technical Ceramics Corp. to be held at 2201 Corporate Square Boulevard, Jacksonville, Florida, 32216, on Tuesday, November 14, 2006, at 1:00 p.m., local time, and any adjournment or postponement thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for said Annual Meeting of Stockholders (receipt of which is hereby acknowledged).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Continued, and to be signed and dated, on reverse side.

A	[X] Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1) AND (2).

		FOR all nominees listed at right (except as marked to the contrary (see instruction below))	WITHHOLD AUTHORITY to vote for all nominees listed at right	Nominees:	Victor Insetta
1.	ELECTION OF DIRECTORS:				Dov S. Bacharach O. Julian Garrard III Stuart P. Litt Chester E. Spence Thomas J. Volpe

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), draw a line through the name of the nominee(s) above.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION FOR THE FISCAL YEAR ENDING JUNE 30, 2007.	FOR	AGAINST	ABSTAIN
3.	IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

I WILL	WILL NOT

ATTEND THE ANNUAL MEETING

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature: ______________________  Signature: ______________________ Dated: ____________, 2006

NOTE:	Please sign exactly as your name(s) appear above. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign in full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or a limited liability company, please sign in partnership or limited liability company name by authorized person.